Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
     of Mellon Financial Corporation:
We consent to the use of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Mellon Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in this registration statement on Form S-4 of The Bank of New York Mellon Corporation and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements refers to a change, in 2006, in Mellon Financial Corporation’s method of accounting for employer defined benefit pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158.
/s/  KPMG LLP
Pittsburgh, Pennsylvania
February 23, 2007